Exhibit 99.1

RBC Bearings Announces the Sale of Avborne Business in Miami

November 29, 2018 08:00 AM Eastern Standard Time

OXFORD, Conn. -- RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today announced the sale of its subsidiary, Avborne Accessory Group, Inc., located in Miami, FL, to AerSale, Inc. for $21.5 million, subject to a working capital adjustment. Avborne Miami provides maintenance, repair, and overhaul services for a wide variety of aircraft accessories.

Lazard acted as the exclusive financial advisor to RBC Bearings.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. The Company is headquartered in Oxford, Connecticut.

Contacts

RBC Bearings

Ernie Hawkins

203-267-5010

ehawkins@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com